SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  March 20, 1997



                              TERA COMPUTER COMPANY
             (Exact name of registrant as specified in its charter)



     Washington                       0-26820                  93-0962605
   (State or other                  (Commission               (IRS Employer
   jurisdiction of                  File Number)            Identification No.)
   incorporation)

2815 Eastlake Avenue East
Seattle, Washington                                             98102-3027
(Address of Principal Executive Office)                         (Zip Code)


Registrant's telephone number, including area code:  (206) 325-0800



                                      None
          (Former name or former address, if changed since last report)


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
Item 5.  Other Events

     The Company concluded on March 20, 1997 and March 24, 1997 two private placements of equity securities. In the first offering, the Company raised $1,122,495 through the private placement to accredited investors of 299,332 shares of common stock and 74,833 warrants (of which 68,167 are private warrants exercisable at $6.00 per share and 6,666 were Redeemable Common Stock Purchase Warrants). The second private placement raised $3,000,000 through the sale of 3,000 shares of Series A Convertible Preferred Stock to one accredited investor. The Series B Convertible Preferred Stock will be convertible from time to time into shares of common stock once the underlying shares are registered with the U.S. Securities and Exchange Commission. The conversion price will be the lower of $6.15 per share or 80% of the average bid prices for the five trading days prior to the notices of conversion, with the percentage of conversion price being adjustable in certain conditions. The Company expects to file registration statements covering the underlying shares of common stock in both placements prior to the end of April, 1997.

     The first private placement affected the exercise price of the Company's outstanding Redeemable Common Stock Purchase Warrants. The exercise price of the Warrants has been changed so that the exercise price for one share of Common Stock will be $5.85 per share through March 24, 1998, and $6.61 per share of Common Stock thereafter through September 24, 2000, at which time the Warrants will expire, and the number of shares of Common Stock upon the exercise of each outstanding Warrant has increased to approximately 1.23 shares through May 24, 1998, and approximately 1.27 shares thereafter through September 24, 2000. The exercise prices may be further affected depending upon the actual conversion prices of the Series B Convertible Preferred Stock.

     The above numbers do not include 13,633 warrants exercisable at $6.00 per share which are issuable to CCCP Securities Ltd., which acted as sales agent in connection with the first private placement described above.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TERA COMPUTER COMPANY


                                       By: JAMES E. ROTTSOLK
                                           -------------------------------------
                                           James E. Rottsolk
                                           President and Chief Executive Officer

Date:  March 28, 1997


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